Carter Bankshares, Inc. Establishes Dividend Reinvestment and Stock Purchase Plan

Martinsville, VA, August 11, 2026 -- Carter Bankshares, Inc. (the “Company”) (NASDAQ: CARE) today announced the establishment of its Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Company will offer up to 1,000,000 shares of common stock to existing shareholders of the Company for purchase under the Plan. The Plan provides enrolled participants with the opportunity to purchase additional shares of common stock through the reinvestment of dividends and through additional cash purchases.

Shareholders may enroll in the Plan at any time, although dividend reinvestments will not begin until the first dividend, if any, declared and paid after August 24, 2026. The dividend declared by the Company on July 22, 2026 and payable on August 24, 2026 to shareholders of record on August 10, 2026, is not eligible for reinvestment under the Plan.

The Plan will be administered by Computershare Trust Company, N.A., the Company’s transfer agent (“Computershare”). Shareholders may obtain a copy of the Plan prospectus and enrollment form by contacting Computershare toll-free at 800-736-3001 or visiting the Computershare website at www.computershare.com/investor.

About Carter Bankshares, Inc.

Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and other services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 63 branches in Virginia and North Carolina as of June 30, 2026. For more information or to open an account visit www.carterbank.com.